Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into on  December 31, 2008 by and among Capital City Energy Group, Inc., a Nevada corporation (the “Buyer”), Hotwell Acquisition Corporation, a Delaware corporation and a direct wholly owned Subsidiary of the Buyer (the “Merger Sub”), Hotwell Services, Inc., a Delaware corporation (the “Company”), and Joseph Sites (“Sites”) and Hotwell Ges.m.b.H (“Hotwell Austria”), NPS Bahrain (“NPS”), as shareholders of the Company (collectively, Sites and Hotwell Austria, the “Sellers”). The Buyer, Merger Sub, the Company, and the Sellers are collectively referred to herein as (the “Parties”).

WHEREAS, the board of directors of the Company has approved and declared advisable and in the best interests of the Company and its stockholders, this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, the Sellers constitute all of the stockholders of the Company; and

WHEREAS, the board of directors of each of the Buyer and the Merger Sub have approved and declared advisable and in the best interests of the Buyer and the Merger Sub and their respective stockholders, this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties and the Sellers agree as follows:

1. Merger.

(a) The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time the Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

(b) Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Kelley Drye & Warren LLP located at 333 W. Wacker, Suite 2600, Chicago, Illinois 60606 on December 31, 2008, or such other time and place as the parties may agree upon in writing.  If and to the extent the Buyer and the Company mutually agree, the Closing may take place by exchange of facsimile or electronic signatures without the necessity for a physical meeting of the parties.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”

(c) Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective upon the filing and acceptance of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

(d) Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Company acknowledges that, from and after the Effective Time, the Buyer shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.  For the avoidance of doubt, following the Effective Time, except for the indemnification obligations contained herein, the Sellers shall have no liability for the operations of the business of the Company occurring after the Effective Date.

(e) Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation.

(i) The certificate of incorporation of the Company attached hereto as Exhibit A, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(ii) The bylaws of the Company attached hereto as Exhibit B, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(iii) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws.

(f) Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Merger Sub or any shares of capital stock of the Company (“Company Common Shares”):

(i) Capital Stock of the Merger Sub.  All shares of common stock of the Merger Sub outstanding immediately prior to the Effective Time, collectively, shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(ii) Conversion of Company Common Shares.  Each issued and outstanding share of Company Common Shares shall be converted into the right to receive a portion of the Merger Consideration determined in accordance with Section 3 hereof.  As of the Effective Time, all such shares of Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2(a), without interest.

2. Exchange of Certificates.

(a) Exchange Procedures.  Following the Effective Time, upon surrender of a Certificate for cancellation to the Buyer, the holder of such Certificate shall be entitled to receive in exchange therefor a portion of the Merger Consideration determined in accordance with Section 3 hereof, without interest, for each share of Company Common Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If issuance of the Merger Consideration is to be issued to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of issuance that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such issuance shall have presented to the satisfaction of the Surviving Corporation all documents required to evidence that any transfer and other Taxes required to be paid by reason of the issuance of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered have been fully and timely paid or that such Tax is not applicable.  Until surrendered as contemplated by this Section 2(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, without interest.

(b) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity against any claim that may be made against it with respect to such Certificate, the Buyer will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Shares formerly represented by such Certificate, as contemplated by this Agreement.

(c) Withholding Taxes.  The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3. Merger Consideration.  The merger consideration (the “Merger Consideration”) for the exchange of Company Common Shares pursuant to Section 2(a) shall be an aggregate of $5,000,000 in the form of shares of common stock of Buyer (“Buyer’s Common Stock”) valued at the Closing Price; provided however, in no event shall the Merger Consideration be less than 2,500,000 shares of Buyer’s Common Stock.  The Sellers, upon compliance with the procedures set forth in Section 2, will be entitled to receive their Merger Consideration in accordance with the Schedule 3.

4. Other Provisions.

(a) Director Seat.  For a period of one (1) year, Sellers shall have the right to designate one candidate to fill a vacancy on the Board of Directors of the Buyer, and the Buyer agrees to effect such designation and election.  Initially, Sites will fill such vacancy and sit on the Board of Directors of Buyer.  Anytime prior to the one (1) year anniversary of this Agreement, Sellers may remove Sites and nominate any of Buyer’s management to fill such vacancy.

(b) License.  Hotwell Austria hereby grants Buyer, for a period of five (5) years, an exclusive and royalty-free license for the use of “Hotwell Services” and all registered trademarks currently used by the Company in its Business in the United States.  The Parties agree to enter into a license agreement after Closing.

5. Company and the Sellers’ Closing Deliveries.  At the Closing, the following shall be delivered to the Buyer:

(a) third party consents identified on Schedule 5(a) attached hereto;

(b) written resignations of the officers and directors of the Company, if any, effective on the Closing Date;

(c) good standing certificates for the Company from the Delaware Secretary of State and from the appropriate state authorities in each jurisdiction in which the Company is qualified to do business, each dated within ten (10) days prior to the Closing Date;

(d) the certificate of incorporation and bylaws of the Company as amended or supplemented, each certified by the secretary of the Company (and, in the case of the certificate of incorporation, certified as of the most recent practicable date prior to the Closing by the Delaware Secretary of State) to be true, correct, complete and in full force and effect and unmodified and without rescission as of the Closing and an incumbency certificate of the officers of the Company;

(e) a certificate of the secretary of the Company in form and substance reasonably satisfactory to the Buyer, setting forth the resolutions of the Company’s board of directors and all of the shareholders authorizing the execution, delivery and performance of this Agreement and all agreements and other documents relating hereto to be executed by the Company in connection herewith, the transactions contemplated hereby and thereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby, by or on behalf of the Company;

(f) pay-off letters from each lender identified by the Buyer within five (5) days prior to the Closing Date or evidence of any debt owed to Sellers having been converted to equity of the Company;

(g) an executed employment agreement between the Company and Sites, in form and substance acceptable to Buyer and Sites; and

(h) Audited financial statements of the Company, including an unqualified opinion of the certified public accountants (mutually acceptable to the Company and Buyer) providing such audited financial statements.

6. Buyer and Merger Sub’s Closing Deliveries.  At the Closing, the Buyer shall deliver to the Company and the Sellers, the following:

(a) a certificate of the secretary of the Buyer, in form and substance reasonably satisfactory to the Company, setting forth the resolutions of  the Buyer’s board of directors, authorizing the execution, delivery and performance of this Agreement and all agreements and other documents relating hereto to be executed by the Buyer in connection herewith, the transactions contemplated hereby and thereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby, by or on behalf of the Buyer;

(b) a certificate of the secretary of the Merger Sub, in form and substance reasonably satisfactory to the Company, setting forth the resolutions of the Merger Sub’s board of directors, authorizing the execution, delivery and performance of this Agreement and all agreements and other documents relating hereto to be executed by the Merger Sub in connection herewith, the transactions contemplated hereby and thereby and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby, by or on behalf of Merger Sub; and

(c) The Buyer’s Common Stock evidencing the Merger Consideration.

7. Representations and Warranties Concerning the Company.  The Company and the Sellers, jointly and severally, represent and warrant to the Buyer and the Merger Sub as follows:

(a) Organization of the Company; Authority; Noncontravention.

(i) The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware.  The Company has no Subsidiaries.  The Company is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of the Assets of the Business or conduct of the Business requires it to qualify, except for such failures to so qualify which have not had and could not reasonably be expected to have a Material Adverse Effect.  The Company has all requisite entity power and authority to own, operate or lease its assets and to conduct its business as presently conducted and, as applicable, to enter into the Transaction Documents and to consummate the transactions contemplated hereby.  Schedule 7(a) attached hereto lists all of the jurisdictions in which the Company is duly qualified to do business and is in good standing.  The Company has delivered to the Buyer true, accurate and complete copies of (1) the Organizational Documents of the Company and (2) the minute books, if any, of the Company which contain records of all meetings held of, and other material corporate or other entity actions taken by, its stockholders or other equityholders, boards of directors, and any committees appointed by its boards of directors.

(ii) The Company has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company has been duly authorized by all necessary action required to be taken by the Company.  Each of this Agreement and the other Transaction Documents to which the Company is a party has been duly executed and delivered by the Company.  Assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents to which each of the Company and the Sellers is a party by the Buyer and the Merger Sub (or, in the case of the other Transaction Documents, such other parties), each of this Agreement and such other Transaction Documents constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity.

(iii) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate or result in a breach or violation of any provision of any of the Organizational Documents of the Company, (2) (A) violate or result in a breach or violation of any Legal Requirement or Order to which the Company is subject or by which the Company is bound or to which any of its respective properties or assets is subject or bound or (B) conflict with, result in a breach or violation of, constitute (with or without due notice or lapse of time or both) a default or breach under, result in the acceleration of, create in any party or give rise to the right to accelerate, terminate, modify, or cancel, cause the acceleration or modification of any obligation under, require any notice under any material Contract to which the Company is a party or by which the Company is bound or to which any of its respective properties or assets is subject or bound or (3) (x) require any action by or in respect of, or filing with, any Governmental Authority other than (A) compliance with any applicable requirements of the Securities Act or a valid exemption therefrom, (B) compliance with any applicable foreign or state securities or “blue sky” laws and (C) immaterial actions or filings relating to ordinary operational matters; or (y) require any consent of any Person, whether pursuant to a contract or otherwise, except for consents set forth on Schedule 7(a).

(b) Licenses and Permits.  The Company owns, holds, possesses or lawfully uses all Permits necessary or desirable for the ownership, use, occupancy or operation of the Assets of the Business and the conduct and operation of the Business, except for such failures to have Permits which have not had and could not reasonably be expected to have a Material Adverse Effect on the Business.  The Company is in compliance with such Permits, all of which are in full force and effect, and the Company has not received any notices (written or oral) to the contrary and there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.  None of such Permits will be adversely affected by consummation of the transactions contemplated hereby, none of such Permits will expire or terminate as a result of the consummation of the transactions contemplated hereby, and each such Permit issued to or held by the Company will continue in full force and effect following the Closing without requiring the consents or approval of any Person.

(c) Capitalization.  Schedule 7(c) sets forth the authorized Equity Interests of the Company.  All of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Sellers in the respective amounts set forth in Schedule 7(c), which also indicates each Seller’s Pro Rata Share.  All of the Securities have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Sellers, free and clear of all Liens.  All the Securities issued to the Sellers are certificated. Except for the Securities, there are no outstanding Equity Interests of the Company. The Company does not presently own, of record or beneficially, or control any capital stock, securities convertible into capital stock or any other Equity Interest in any corporation, association or business entity nor is Company a participant in any joint venture, partnership or other non-corporate entity.  The Company has not violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests.

(d) Financial Statements.  Schedule 7(d) attached hereto contains the following financial statements (collectively the “Financial Statements”):  (i) unaudited consolidated balance sheet of the Company as at December 31, 2007 (the “Most Recent Balance Sheet”), together with the related unaudited consolidated statement of income, changes in partners’ equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Company as at November 30, 2008 together with the related unaudited consolidated statement of income, changes in partners’ equity and cash flows for the eleven-month period then ended.  The Financial Statements (i) present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods set forth therein, and (ii) are complete and accurate and were prepared from and consistent with the books and records of the Company.

(e) Events Subsequent to Most Recent Fiscal Year End.  Since December 31, 2007, and except as set forth on Schedule 7(e) attached hereto (which instances have not had and could not reasonably be expected to have a Material Adverse Effect), the Company has conducted its business in the Ordinary Course of Business and there has not been any material adverse change in the condition (financial or otherwise), results of operations, employee relations, or customer or supplier relations of the Company.  Specifically, except as set forth on Schedule 7(e), since December 31, 2007:

(i) the Company has not sold, leased, transferred or assigned any of the Assets of the Business, tangible or intangible, other than sales of inventory in the Ordinary Course of Business;

(ii) the Company has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) and which is for an amount greater than $100,000 (excluding purchase orders for the sale of product or service by the Company);

(iii) no other party to any agreement, contract, lease or license (or series of any such related agreements, contracts, leases, and licenses) between such party and the Company has accelerated, terminated, modified (except pursuant to the Buyer’s instructions) or canceled any such agreement, contract, lease, or license (or any such series of related agreements, contracts, leases, and licenses) or has notified the Company of its intention to so accelerate, terminate, modify or cancel;

(iv) the Company has not delayed, postponed or scheduled the payment of accounts payable, or other obligations and liabilities other than in the Ordinary Course of Business, and the Company has not accelerated its collection of any accounts receivable in connection with any discount or forgiveness of funds due, other than in the Ordinary Course of Business;

(v) none of the tangible (including real property) assets has experienced any damage, destruction, eminent domain taking, casualty, loss or other similar occurrence of event (whether or not covered by insurance);

(vi) the Company has not discharged or satisfied any Lien or paid any material obligation or Liability;

(vii) the Company has not mortgaged, pledged or subjected any portion of its properties or assets (whether tangible or intangible) to any Lien;

(viii) the Company has not forgiven, waived, canceled or agreed to extend repayment on any debts or claims owing to or held by it;

(ix) neither the Sellers nor any other officers or agents of the Company have disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all its rights in such confidential information) or received any confidential information of any third party in violation of any obligation of confidentiality or granted any license or sublicense of any rights under or with respect to any Intellectual Property (as such term is defined herein);

(x) neither the Sellers nor any other officers or agents of the Company have received notification of any customer error or that any customer or supplier will stop or decrease the rate of business done with the Company;

(xi) the Company has not borrowed any amount, incurred or became subject to any Liabilities, except current Liabilities incurred in the Ordinary Course of Business or Liabilities under contract entered into in the Ordinary Course of Business;

(xii) the Company has not created, incurred, assumed, committed to or guaranteed any Debt (including capitalized lease obligations) either involving more than $100,000 individually or $250,000 in the aggregate;

(xiii) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;

(xiv) the Company has not made any capital expenditures or commitments for capital expenditures such that the aggregate outstanding amount of unpaid obligations and commitments are in excess of $100,000;

(xv) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing Contract;

(xvi) the Company has not granted any increase in the base compensation, fringe benefits or bonuses or otherwise changed any of the terms of employment or service for any of the employees, officers, directors or consultants of the Company;

(xvii) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other Benefit Plan, contract or commitment for the benefit of any of the employees of the Company;

(xviii) the Company has not disposed of, or permitted to lapse, any Permits or Intellectual Property (as such term is defined herein) currently used in connection with the Business, which such disposal or lapse would result in a Material Adverse Change to the Business;

(xix) the Company has not instituted or settled any Action before any Governmental Authority applicable to it or its property or assets;

(xx) the Company has not made any change in any method of accounting or any accounting practice used by the Company;

(xxi) the Company has not amended its Organizational Documents;

(xxii) the Company has not made any distributions with respect to its capital stock;

(xxiii) the Company has not committed to do any of the foregoing; and

(xxiv) no event or circumstance has occurred which has had, or is reasonably likely to have a Material Adverse Effect.

(f) Undisclosed Liabilities; Debt.

(i) The Company has no Liability except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet; (ii) Liabilities incurred in the Ordinary Course of Business which have arisen since the date of the Most Recent Balance Sheet, or (iii) as set forth on Schedule 7(f).

(ii) The Company has no Liabilities in respect of (i) Debt or (ii) Guarantees of any Liability of any other Person, as to both, except as set forth on Schedule 7(f).  For each item of Debt, Schedule 7(f) correctly sets forth the debtor, the principal amount and accrued interest of the Debt as of the date of this Agreement, the creditor, the maturity date, the collateral, if any, securing the Debt.

(g) Legal Compliance.  The Company’s conduct of the Business is, and has been at all times been in compliance with all Legal Requirements and Orders applicable to the Company and the Assets of the Business, and rules and regulations relating to discrimination, employment, equal opportunity, collective bargaining and wage and hour practices.  Neither the Sellers nor any other officers or agents of the Company have received any notification from any Governmental Authority or any employee of the Company of any claim of any past or present failure by the Company to comply with such Legal Requirements which is continuing. The Company is not in violation or default of any Order relating to the Business or the Assets of the Business, or by which the Company or the Assets of the Business are bound.

(h) Assets.

(i) Title.  Except as set forth on Schedule 7(h), the Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contract, a sole and exclusive, valid and enforceable leasehold interest in, or a valid right to use, all of the Assets of the Business, in each case free and clear of all Liens.

(ii) Sufficiency; Condition.  The Assets of the Business include all of the tangible and intangible assets, properties and rights, of any nature whatsoever, used in or material to the Business and all of the assets or properties necessary to conduct the Business as presently conducted or necessary to permit the Buyer to conduct the Business after the Closing in the same manner as the Business has been conducted by the Company prior to the Closing, and all items of Personal Property are in good operating condition and repair and are useable and adequate in the Ordinary Course of Business, and none of the items of Personal Property require any repair or replacement except for maintenance in the Ordinary Course of Business.  Except as set forth on Schedule 7(h), none of the Personal Property of the Company is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Company.  No unreleased mortgage, trust deed, chattel, mortgage, security agreement, financing statement or other instrument encumbering any of the Assets of the Business has been recorded, filed, executed or delivered.

(i) Taxes.

(i) All Tax Returns required to be filed by the Company have been duly and timely filed in all required jurisdictions, and all such Tax Returns are true, correct and complete in all material respects.  The Company has duly and timely paid all Taxes (including estimated taxes) and other charges for which it is liable (whether or not shown on any Tax Return).  There are no Liens with respect to Taxes (except for Liens with respect to current Taxes not yet due) upon any of the Assets of the Business.  Except as set forth on Schedule 7(i), the Company is not the beneficiary of any extension of time in which to file any Tax Return. The Company does not own an interest in any Person that constitutes a partnership or a disregarded entity for U.S. federal income tax purposes.

(ii) The unpaid Taxes of the Company (a) did not as of the Most Recent Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time until (but not including) the Closing Date in accordance with the past custom and practice of the in filing its Tax Returns.

(iii) No audit, dispute, or other proceeding by any U.S. federal, state or local or non-U.S. court, governmental or regulatory authority, or similar Person is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from the Company or any Tax Return filed or required to be filed by, relating to or including the Company.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  The Company has provided to the Buyer true, correct and complete copies of all income Tax Returns, examinations, reports, and statements of deficiencies filed, assessed against or agreed to by the Company.

(iv) The Company has not been and is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable Legal Requirement relating to the withholding, depositing, reporting or recordkeeping of Taxes.  The Company has duly and timely withheld and deposited with the appropriate taxing authorities all amounts required to be so withheld and deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party.

(v) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company was or may have been subject to taxation by that jurisdiction.

(vi) The Company has not made, changed, or revoked any Tax election, adopted, elected or changed any method of accounting for Tax purposes, filed any amended Tax Return, settled or consented to any action in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Authority, or taken any position inconsistent with any past practice or any Tax Return.

(vii) The Company is not a party to any Contract relating to Tax sharing or Tax allocation or Taxes.  The Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state local or foreign Legal Requirement), as a transferee or successor, by contract or otherwise.

(viii) The Company will not be required to include any amount in Taxable income or exclude any item of deduction or loss from Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (b) any installment sale or open transaction disposition made on or prior to the Closing Date, or (c) any prepaid amount received on or prior to the Closing Date.

(ix) The Company has not been or is a party to any Benefit Plan, agreement, contract, arrangement or plan that could result in it making payments on or after the Closing Date that would result, separately or in the aggregate (including, for the avoidance of doubt, due to the transactions contemplated by this Agreement or to any subsequent or additional event thereto), in an “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provision of a state, local or foreign Tax Legal Requirement) or that would not be deductible under Code Section 162 or 404 or that would be required to be included in gross income under Code Section 409A(a)(1)(A).

(x) The Company is not a party to any understanding or arrangement described in Code Section 6011(g), Treasury Regulation Section 1.6011-4 (with respect to “reportable transactions”), Code Section 6111 or Code Section 6662(d)(2) (with respect to a “tax shelter”).

(xi) The Company has not or has not been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax Legal Requirement by reason of any change in any accounting methods, and there is no application pending with any Governmental Authority requesting permission for any changes in any of their accounting methods for Tax purposes. To the Knowledge of the Company, no Governmental Authority has proposed in writing any such adjustment or change in accounting method.

(j) Real Property.  The Company (a) does not have a fee interest in any real property and (b) has not in the past owned any real property.  Schedule 7(j) sets forth all of the leasehold interests of the Company in real property, including any amendments or modifications thereto (the “Real Property Leases”).  True, correct and complete copies of the Real Property Leases have been delivered to the Buyer, including all amendments, notices, memoranda of lease, estoppel certificates, and subordination, non-disturbance and attornment agreements related thereto.  The Real Property Leases have not been modified, altered, terminated or revoked, and are in full force and effect.  The Company is not, and as of the Closing Date will not be, in default, and no facts or circumstances have occurred, or on or prior to the Closing will occur, which through the passage of time or the giving of notice, or both, would constitute a default, under any of the Real Property Leases.  Except as disclosed on Schedule 7(j), none of the Real Property Leases contain any provisions which, after the Closing Date, would (i) hinder or prevent the Buyer from continuing to use any of the properties which are the subject of the Real Property Leases in the manner in which they are currently used, including any lessor rights of recapture or termination or (ii) impose any additional costs (other than scheduled rental increases) or burdensome requirements as a condition to their continued use.  To the Knowledge of the Company, (i) the lessors under the Real Property Leases are not in default thereunder, or in breach thereof, and (ii) there are no existing facts or conditions which could give rise to any such breach or default, or any claim against the lessors under the Real Property Leases.  Except as set forth on Schedule 7(j), there are no written or oral subleases, licenses, concessions, occupancy agreements or other obligations granting to any Person the right of use or occupancy of the property subject to the Real Property Leases and there is no Person (other than the Company) in possession of such property.

(k) Intellectual Property.

(i) The Company owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark applications, trade names, trade dress, logos, domain names, service marks, service mark applications, copyrights, design rights, trade secrets, inventions, know-how, privacy rights, data rights, computer programs, documentation and all other intellectual property rights of any kind or nature arising under U.S. or foreign Legal Requirement (collectively, “Intellectual Property”) which are used in the conduct of the Business.  Schedule 7(k)(i) is a complete and accurate list of (1) all issued patents, (2) registered and material unregistered trademarks, service marks and trade names, (3) registered Internet domain names, (4) registered copyrights and (5) applications for registration for any of the foregoing, presently owned by the Company or used in the Business.  Schedule 7(k)(i) indicates the extent to which any such item of Intellectual Property has been duly registered in, filed in, or issued by the United States Patent and Trademark Office or the corresponding agency or office of each of such state or country so indicated, and each pending application for patent or mark registration and each license agreement pertaining to any of the Intellectual Property.  Schedule 7(k)(i) also lists each item of Intellectual Property that any third party owns and that the Company uses pursuant to a license, sublicense, agreement, or permission, other than with respect to “off the shelf” software.  Except as may be disclosed in Schedule 7(k)(i), without limiting the foregoing, all issuances of patents and registrations of marks have been properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for patents and trademarks, are valid and subsisting, and are not subject to any conditions or restrictions that would impair the full use and enjoyment thereof after the Closing Date.

(ii) Schedule 7(k)(ii) lists, under separate headings, each contract under which the Company has granted any right or interest with respect to any Intellectual Property and each contract under which the Company has acquired or been granted any right or interest with respect to any Intellectual Property owned by a third party (each, an “Inbound IP Agreement”).

(iii) To the Knowledge of the Company, no product or service marketed or sold (or presently proposed to be marketed or sold) by the Company, no Intellectual Property owned or used by the Company (or presently proposed to be owned or used by the Company), and no conduct (or presently proposed conduct) of the Business, either (1) violates (and the Company has no reason to believe that any conduct will violate) or infringes (and the Company has no reason to believe that any conduct will infringe) any license or any Intellectual Property of any other Person or (2) to the Knowledge of the Company, has been infringed by any other Person.

(iv) Except as set forth in Schedule 7(k)(iv), no action is pending or, to the Knowledge of the Company, threatened against the Company, which challenges the legality, validity, enforceability, use, or ownership of the Owned Intellectual Property.  Except as set forth in Schedule 7(k)(iv), the Owned Intellectual Property is not subject to any outstanding Order.  For the purposes of this Agreement the “Owned Intellectual Property” means the registered Intellectual Property identified on Schedule 7(k)(i) as being owned by the Company and any other Intellectual Property used by the Company in the Business, other than the Intellectual Property owned by third parties and licensed to the Company under an Inbound IP Agreement identified on Schedule 7(k)(ii).

(v) All Intellectual Property that has been created by any Person for the Company, owned by third parties and licensed to the Company pursuant to license agreements, are the subject of a valid and enforceable written assignment and/or work made for hire agreement providing that the Company is the owner of such Intellectual Property.

(vi) Schedule 7(k)(vi) indicates the steps the Company and has taken to maintain the confidentiality of trade secrets and other confidential Intellectual Property.  To the Knowledge of the Company, there has been no misappropriation of any trade secrets or other confidential or Intellectual Property of the Company by any Person and no Person is in default or breach of any term of any employment agreement, non disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(vii) The Company has complied with all applicable contractual and Legal Requirements pertaining to information privacy and security.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against Company.  To the Knowledge of the Company, there has been no unauthorized disclosure of, and no unauthorized third party has gained access to, any third party confidential information in the possession, custody or control of Company.

(viii) The consummation of the transaction contemplated by this Agreement will not alter or impair the ownership, right to use or possession by the Company after the Closing Date of the Intellectual Property or result in them being bound by any non compete or other restriction on the operation of the Business or the Assets of the Business.

(l) Inventory.  The inventories reflected on the books and records of the Company are good and useable or saleable in the Ordinary Course of Business, except for the reserves set forth on the Financial Statements and other immaterial amounts of slow-moving, obsolete, damaged, or defective items.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive based on the Company’s historical practices.

(m) Contracts.  Schedule 7(m) lists the following Contracts to which Company is a party:

(i) any Contract concerning a partnership, limited liability company or joint venture or any similar equity or investment related agreement;

(ii) any Contract (or group of related Contracts) under which the Company has created, incurred, assumed or guaranteed any Debt under which it has imposed a Lien on any of the Assets of the Business, tangible or intangible;

(iii) any Contract concerning confidentiality or non-competition or otherwise limiting the freedom of the Company to engage in any line of business in any geographic area;

(iv) any Contract involving the Business entered into with the Sellers, or any of the officers, employees or Affiliates of the Sellers, or any entity in which the Sellers, any of such officers, and employees individually or collectively own, directly or indirectly, an equity or voting interest representing five percent (5%) or more of the equity or voting interests in such entity;

(v) any “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, program, arrangement or policy and each other plan, program, policy or arrangement (whether written or oral) providing for compensation, bonuses, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company and covers any current, former or retired director, officer, employee, consultant, agent or independent contractor of the Company, or with respect to which the Company has or may have any obligation or liability (collectively “Benefit Plans”);

(vi) any Contract with any of the employees, officers or directors of the Company that is not a Benefit Plan, including, without limitation, any collective bargaining agreement;

(vii) any Contract (or group of related Contracts) for the lease or sublease of Personal Property to or from any other entity providing for payments in excess of $100,000 per annum;

(viii) each open purchase order or other Contract with a supplier or vendor related to the purchase of goods or services for an amount where the unfilled portion of such purchase order or other Contract is in excess of $100,000;

(ix) each open customer purchase order or other Contract with a customer or distributor related to the sale of goods or services for an amount where the unfilled portion of such purchase order or other Contract is in excess of $50,000;

(x) each employment, management service, consulting, maintenance or any other similar Contract (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than $100,000;

(xi) any Contract (or group of related Contracts) relating to any outstanding non-cancelable commitment to make capital expenditures after the date of this Agreement in an amount in excess of $25,000 individually or $50,000 in the aggregate;

(xii) any Contract relating to the purchase or sale of Assets of the Business outside of the Ordinary Course of Business;

(xiii) any Contract under which the Company is, or may become, obligated to incur any severance pay or special compensation obligations which would become payable by reason of, this Agreement or in connection with the transactions contemplated by this Agreement; or

(xiv) any agreement (or group of related agreements), other than those listed in any other provision of this Section 7(m), the performance of which involves consideration in excess of $100,000.

The Company has made available to the Buyer a correct and complete copy of each written Disclosed Contract (as defined below), including all amendments and/or supplements thereto, and a written summary setting forth the terms and conditions of each oral Disclosed Contract.  Each Disclosed Contract was entered into in the Ordinary Course of Business.  Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or in default in respect of, or has repudiated any provision of, any Contract required to be disclosed on Schedule 7(f) (Debt), Schedule 7(j) (Real Property), Schedule 7(k) (Intellectual Property), Schedule 7(m) (Contracts), Schedule 7(o) (Insurance), Schedule 7(q) (Employees), Schedule 7(r) (Employee Benefits) or Schedule 7(v) (Certain Business Relationships with the Company) (each, a “Disclosed Contract”), nor has there occurred any event or condition which, with or without notice or lapse of time or giving of notice (or both), is reasonably likely to result in a default or permit the termination of any Disclosed Contract.  Each Disclosed Contract is a valid and binding obligation of the Company, enforceable by or against them and each other party thereto, in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity), and is in full force and effect and, subject to obtaining any necessary consents disclosed in Schedule 7(a), will continue to be so enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, other than any Disclosed Contracts that have expired in accordance with their terms.  The Company has not received any notice, whether written or oral, from any other party to a Disclosed Contract of any breach or anticipated breach by such other party.

(n) Notes and Accounts Receivable.  With respect to the accounts receivable of the Company:

(i) all accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable since the date of the Most Recent Balance Sheet have arisen in the Ordinary Course of Business;

(ii) except as set forth in Schedule 7(n), the Company has not received any notice, whether written or oral, from a customer disputing the payment of the accounts receivable of the Company or the quality of goods and services which gave rise to them and there are otherwise no disputes, contests, claims, counterclaims or setoffs with respect to any accounts receivable that have not been reserved for in the Financial Statements;

(iii) the Company has not directly or indirectly solicited any customer to pay the amount thereof in a manner which is outside the normal terms of payment; and

(iv) the Company has not discounted or entered into any factoring transaction with respect to any accounts receivable including any accounts receivable on the books of the Company as of November 30, 2008.

(o) Insurance.  Schedule 7(o) attached hereto identifies each policy of insurance currently maintained by, or on behalf of, the Company (or any of their assets, properties, employees, officers or directors), setting forth the name of the insurer, the nature of coverage, policy number, the amount of such coverage and the expiration dates thereof.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Such policies (i) are sufficient for compliance with all Legal Requirements and of all agreements to which the Company is a party (or any of its assets or properties are bound or subject), (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the Closing Date and (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  During the past three (3) years and except as set forth on Schedule 7(o), (i) the Company has not been refused any insurance with respect to its assets or operations, (ii) the Company’s insurance coverage has not been limited, modified or terminated by any insurance carrier to which the Company has applied for any such insurance or with which it has carried insurance, (iii) there is no or has been no existing default or event that, with the giving of notice or lapse of time or otherwise, would constitute a default under any insurance policies of the Company or covering any of its assets, properties, employees, officers or directors, (iv) no insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to the coverage of any claim pending under) any such insurance policies and (v) historical claims activity has not materially impaired limits under any such insurance policies.

(p) Litigation and Related Matters.  Except as set forth in Schedule 7(p), there is no Action or Order pending or, to the Knowledge of the Company, threatened against the Company, the Business or the Assets of the Business or to which the Company is otherwise a party, before any Governmental Authority, nor is there any basis, or any fact or facts likely to form a basis, for any such Action or Order.  The Company, the Business, and the Assets of the Business are not bound by, any Order of any Governmental Authority, the Company has not received any opinion or memorandum or legal advice or notice (whether written or oral) from legal counsel to the effect that the Company is exposed, from a legal standpoint, to any Liability which may be material.  The Company is not engaged in any Action to recover monies due it or for damages sustained by it. Schedule 7(p) sets forth all Actions to which the Company has been a party (either as a plaintiff or defendant).

(q) Employees.

(i) To the Knowledge of the Company, no executive or key employee, or group of employees, presently plans to terminate employment with the Company.  Except as disclosed in Schedule 7(q), the Company is not a party to, nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization (“Collective Bargaining Agreements”).  There are no representation proceedings or petitions seeking a representation proceeding presently pending before the National Labor Relations Board (“NLRB”) or any other United States labor relations tribunal.  Except as disclosed in Schedule 7(q): (1) there is no pending or, to the Knowledge of the Company, threatened material labor dispute, material grievance or arbitration, labor strike, slowdown or stoppage against or affecting the Company nor, to the Knowledge of the Company, is any such activity threatened; and (2) the Company has not received written notice of (A) any unfair labor practice charge or complaint pending before the NLRB or any other Governmental Authority against it, (B) any charge or complaint against it pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (C) any pending complaint or lawsuit against the Company concerning employees or former employees of the Company alleging employment discrimination or violations of occupational safety and health requirements; and (3) no union organizing campaign or activity with respect to non-union employees of the Company is on-going, pending, or to the Knowledge of the Company, threatened.

(ii) All individuals classified by the Company as independent contractors have been correctly classified as such.  The Company (1) has been in compliance with all applicable Legal Requirements regarding employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (2) has not employed or contracted with an agency to procure services from any individual who is not legally authorized to work in the United States; (3) has procured temporary or day laborers only through agencies that have, at all relevant times, been properly registered as day or temporary labor service agencies and that have, at all relevant times, properly verified the employment eligibility of the workers provided to the Company; (4) has withheld all amounts required by any Legal Requirement or by agreements to be withheld from wages, salaries and other payments to employees, (5) has not been liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees, day or temporary laborers or consultants or any Taxes or any penalty for failure to comply with any of the foregoing, and (6) the Company has not been subject to any assessments (excluding taxes that arise in the Ordinary Course of Business), fines, delinquencies or penalties to any trust or other fund or to any Government Authority, with respect to unemployment compensation, social security benefits or other benefits or obligations for employees, except in the case of (2) through (6) above, for matters that, individually or in the aggregate, would not reasonably be expected to result in a material Liability.

(iii) The Company has not, during the ninety (90) day period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or Liability under any state or local plant closing notice Legal Requirement.

(iv) Except with respect to the Contracts listed on Schedule 7(q) or otherwise referred to in this Agreement or the schedules attached hereto, the Company has not entered into any collective bargaining agreement, labor union contracts, consulting agreements or other employment agreements and all employees are “at will” employees.  There is no requirement or obligation imposed by any collective bargaining or other labor agreement that would restrict, require any consent to, or impose any obligation of notice concerning the transactions contemplated by this Agreement.

(r) Employee Benefits.  Schedule 7(r) lists each of the Benefit Plans.  The Company has made available to Buyer (i) as required by Section 7(m), complete copies of each Benefit Plan and all amendments thereto (or, in the case of any such Benefit Plan that is unwritten, a written description thereof), together with the most recent annual report on Form 5500, if applicable, prepared in connection therewith (together with all attachments and financial statements thereto), (ii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, (iii) each trust agreement, administrative services agreement, and insurance or group annuity contract relating to any Benefit Plan, and (iv) any material notices, letters or other correspondence with any Governmental Authority in respect of any Benefit Plan.  Except as set forth in Schedule 7(r), with respect to each of the Benefit Plans:

(i) all payments, premiums, contributions and reimbursements required for all periods ending prior to or as of the Closing Date shall have been timely made or to the extent not due have been appropriately accrued on the books and records of the Company as of the Closing;

(ii) no Benefit Plan that is a “welfare plan” within the meaning set forth in ERISA Section 3(1) provides benefits or coverage following retirement or other termination of employment except as required under Section 601 et seq. of ERISA;

(iii) no Company or any trade or business, whether or not incorporated, that, together with the Company, at the relevant time is or would be deemed to be a single employer under Section 414 of the Code, has ever sponsored, maintained, contributed to, or had any Liability, contingent or otherwise, with respect to, any Benefit Plan subject to Title IV of ERISA, including without limitation any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or Section 412 of the Code;

(iv) there is no unfunded Liability which will not be reflected on the books and records of the Company as of the Closing;

(v) each of the Benefit Plans maintained or contributed to, currently or in the past, by the Company has not been operated in full compliance with its terms and the requirements of any and all Legal Requirements, including but not limited to Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) and each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and to the Knowledge of the Company there is no reason why any such determination letter should be revoked or not be reissued.  The Company has made available to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Benefit Plan;

(vi) there have been no violations of ERISA by the Company with respect to any of the Benefit Plans (including, without limitation, any prohibited transactions within the meaning set forth in Section 406 of ERISA and Section 4975 of the Code); no fiduciary (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets thereof; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets thereof (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened by any employee of the Company or any Governmental Authority and no Benefit Plan has been the subject of any action, suit, proceeding, hearing or investigation by a Governmental Authority or been the subject of an application or filing under a government-sponsored amnesty, voluntary compliance, self-correction or similar program;

(vii) the transactions contemplated by this Agreement shall not, whether alone or upon the occurrence of any subsequent or additional event, (i) result in any payment of severance or other compensation to, or any acceleration, vesting or increase in benefits under any Benefit Plan for the benefit of any employee, officer, consultant, independent contractor, agent or director (current, former or retired) of the Company or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Benefit Plan; and

(viii) each Benefit Plan that is a nonqualified deferred compensation plan subject to section 409A of the Code has been operated and administered in good faith compliance with such Code section 409A through the date hereof.

(s) Environmental, Health, and Safety Matters.

(i) Definition.  For purposes of this Section 7(s), “Environmental, Health, and Safety Requirements” shall mean all federal, state, and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

(ii) Except where noncompliance would not result in a Material Adverse Effect on the Business of the Company has complied with and is in compliance with all applicable Environmental, Health, and Safety Requirements.

(iii) The Company has not received any notice, report or other information regarding any actual or alleged violation by the Company of applicable Environmental, Health, and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, of the Company and arising under Environmental, Health, and Safety Requirements.

(iv) Except as set forth on Schedule 7(s), the Company has not used, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to any Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(v) The Company has not either expressly or, to the Knowledge of the Company, by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person or entity relating to Environmental, Health, and Safety Requirements.

(vi) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, continent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, including without limitation, any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(t) Customers and Suppliers.  Schedule 7(t) attached hereto lists (i) the identity and dollar amount of the five (5) largest customers (by dollar volume of purchases from the Company on a consolidated basis) of the Company and (ii) the identity and dollar amount of the ten (10) largest suppliers (by dollar volume of purchases by the Company on a consolidated basis) of the Company.  No such customer or supplier of the Company has cancelled or otherwise terminated, changed the terms of, or reduced its business with the Company (or notified the Company of its intention to do any of the foregoing) or, to the Knowledge of the Company, threatened to cancel or otherwise terminate its relationship with the Company.

(u) Operational Books and Records.  The books and records of the Company maintained in connection with the operation of the Business (including, without limitation, (i) books and records relating to the purchase of materials and supplies, manufacture or processing of products, sales of products, dealings with customers, invoices, customer lists, mailing lists, databases, inventories, supplier lists, personnel records and taxes, and (ii) computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto) accurately record all transactions relating to the Business, and have been maintained consistently in the Ordinary Course of Business.  At the Closing, all of such books and records will be in the possession of the Company.

(v) Certain Business Relationships with the Company.  Except as set forth in Schedule 7(v), none of the Sellers, their respective Affiliates or any Affiliates of the Company (other than the Company) (i) have been involved in any business arrangement or relationship with, or has any financial interest in any transaction with, the Company within the past twelve (12) months or, except as set forth on Schedule 7(v), own any asset, tangible or intangible, which is used in the Business or (ii) is a competitor, creditor, debtor, customer, distributor, supplier or vendor of the Company.

(w) Warranties.  Except for liabilities for which there is a reserve reflected in the Financial Statements, there are no claims outstanding, pending or, to the Knowledge of the Company, threatened for breach of any express written warranty relating to any products or services manufactured, sold or delivered by the Company.  To the Knowledge of the Company, there is no design defect with respect to any of the Company’s products.

(x) Brokers, Finders, etc.  Except as set forth on Schedule 7(x), neither the Company nor any of its Affiliates have retained any broker, finder or investment banker or other intermediary in connection with the transactions contemplated herein so as to give rise to any claim against the Buyer for any brokerage, finder’s or investment banker’s commission, fee or similar compensation.

(y) Disclosure.  No representation, warranty or statement contained in this Section 7 or any disclosure schedule furnished to the Buyer by or on behalf of the Company pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(z) Closing Date.  All of the representations and warranties of the Company and the Sellers contained in this Section 7 and elsewhere in this Agreement, and all information delivered in any schedule hereto or in any writing delivered to the Buyer are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Buyer is advised otherwise in writing prior to the Closing.

8. Representations and Warranties of Buyer and Merger Sub.  Buyer and Merger Sub jointly and severally represent and warrant to the Company and the Sellers as follows:

(a) Organization.  Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Nevada.  Merger Sub is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction.  Each of the Buyer and the Merger Sub has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which each of the Buyer and the Merger Sub is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which each of the Buyer and the Merger Sub is a party by the Buyer and the Merger Sub has been duly authorized by all necessary action required to be taken by each of the Buyer and the Merger Sub.  Each of this Agreement and the other Transaction Documents to which each of the Buyer and the Merger Sub is a party has been duly executed and delivered by each of the Buyer and the Merger Sub.  Assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents to which each of the Buyer and the Merger Sub is a party by the Company and the Sellers (or, in the case of the other Transaction Documents, such other parties), each of this Agreement and such other Transaction Documents constitutes the valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity.

(c) Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate or result in a breach or violation of any provision of the Organizational Documents of the Buyer or the Merger Sub (ii) (A) violate or result in a breach or violation of any Legal Requirement or Order to which the Buyer or the Merger Sub is subject or by which the Buyer or the Merger Sub is bound or to which any of its properties or assets is subject or bound or (B) conflict with, result in a breach or violation of, constitute (with or without due notice or lapse of time or both) a default or breach under, result in the acceleration of, create in any party or give rise to the right to accelerate, terminate, modify, or cancel, cause the acceleration or modification of any obligation under, require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or the Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject or bound.  Neither the Buyer nor the Sellers need give any notice to, make any filing with, or obtain any material authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(d) SEC Filings and Other Public Filings.  Complete and accurate copies, as amended or supplemented, of Buyer’s (a) Annual Report on Form 10-K for the fiscal year ended October 31, 2007, as filed with the SEC, and (b) all other reports filed by Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since February, 2007 (such reports are collectively referred to herein as the “Buyer SEC Documents”) are available on the web site maintained by the SEC at http://www.sec.gov.  As of their respective filing dates, none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Buyer SEC Documents complied when filed in all material respects with the then applicable requirements of the Exchange Act, and the rules and regulations promulgated by the SEC thereunder.  The financial statements of Buyer included in the Buyer SEC Documents, complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and fairly present the financial position of Buyer as at the dates thereof and the results of their operations, shareholders’ equity and cash flows for the period then ended.

(e) Shares of Buyer Common Stock.  The Buyer’s common Stock to be issued as the Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable at the time issued pursuant to this Agreement.

(f) Ownership and Operations of Merger Sub.  Buyer owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(g) Brokers, Finders, etc.  Neither the Buyer, the Merger Sub nor any of their respective Affiliates has retained any broker, finder or investment banker or other intermediary in connection with the transactions contemplated herein so as to give rise to any claim against the Company for any brokerage, finder’s or investment banker’s commission, fee or similar compensation.

9. Additional Covenants.

(a) Publicity; Disclosure.  Except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the Merger shall be subject to the prior written approval of the Buyer.

(b) Transaction Expenses.  Except as otherwise expressly provided herein, each Party shall bear the fees, costs and expenses (including all taxes and all legal, accounting, consulting, investment banking, brokerage and other fees and expenses) incurred by it in connection with the negotiation, preparation, execution, performance and consummation of this Agreement and the transactions contemplated hereby (whether or not consummated).

(c) Cooperation in the Defense of Claims.

(i) In the event that a claim is asserted against the Buyer, Merger Sub or their stockholders, directors, officers or employees, with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to the Closing, or the ownership, possession, use or sale of the Assets of the Business prior to the Closing, the Company and the Sellers shall reasonably cooperate with the Buyer and Merger Sub in the defense of any such claim, the cost of which will be borne by Buyer.  If such claim does not give rise to a claim for indemnity by the Buyer or Merger Sub against the Company or the Sellers pursuant to the terms of this Agreement, the Buyer shall hold harmless the Company and the Sellers for their out-of-pocket expenses arising from their cooperation.

(ii) In the event that a claim is asserted against any of the Sellers, with respect to events or conditions occurring or existing in connection with, or arising out of, the operation of the Business after the Closing, or the ownership, possession, use or sale of the Assets of the Business after the Closing, the Buyer shall reasonably cooperate with the Sellers in the defense of any such claim, the cost of which will be borne by Sellers.  If such claim does not give rise to a claim for indemnity of the Sellers against the Buyer pursuant to the terms of this Agreement, the Sellers shall hold harmless the Buyer for its out-of-pocket expenses arising from the Buyer’s cooperation.

(d) Confidentiality.  From and after the Closing, the parties shall, and shall cause its affiliates, officers, directors, shareholders, employees, representatives, consultants, and advisors to, hold in confidence and not use any confidential information which remains after Closing in the possession of the Company.  The parties shall not release or disclose any such information to any Person other than any other Party or its authorized representatives.  Notwithstanding the foregoing, the confidentiality obligations of this Section 9(d) shall not apply to information:

(i) which the Company or its affiliates, officers, directors, shareholders, employees, representatives, consultants and advisors are compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of law;

(ii) which can be shown to have been generally available to the public other than as a result of a breach of this Section 9(d); or

(iii) which can be shown to have been provided to the Company or its affiliates, officers, directors, shareholders, employees, representatives, consultants and advisors by a third party who obtained such information other than from the Company or other than as a result of a breach of this Section 9(d).

(e) Conduct of Business.  From the date of this Agreement until the earlier of the Closing Date and the date of the termination of this Agreement in accordance with Section 10(d), the Company will and the Sellers will cause the Company to:

(i) conduct the Business only in the Ordinary Course of Business, including, for the avoidance of doubt, refraining from taking any of the actions set forth in Sections 7(e)(xvi) and (xvii) of this Agreement;

(ii) maintain the value of the Business as a going concern;

(iii) preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and

(iv) consult with the Buyer prior to taking any action or entering into any transaction that may be of strategic importance to the Company.

Without limiting the generality of the foregoing, except for any actions disclosed pursuant to a Company Post-Signing Supplement, the Company will not take or omit to take any action (a) that would cause the representations and warranties in Section 7 to be untrue at, or as of any time prior to, the earlier of the Closing and such date of the termination of this Agreement and (b) which, if taken or omitted to be taken between December 31, 2007 and the date of this Agreement would have been required to be disclosed on Schedule 7(e).

(f) Monthly Financials.  The Company will prepare and furnish to Buyer, promptly after becoming available and in any event within twenty-one (21) days of the end of each calendar month, monthly Financial Statements for each month following the date hereof through the Closing Date.

(g) Sellers’ Release.  Effective as of the Closing, each Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Company except for its rights and claims arising from or in connection with (i) this Agreement, (ii) claims asserted against such Sellers by third parties for which Buyer Indemnified Parties are not entitled to indemnification by such Sellers hereunder or (iii) claims pursuant to which the such Seller would be entitled to the benefit of any director and officer insurance maintained by the Company (or the Surviving Corporation after the Effective Time).

(h) Notices and Consents.  The Company will give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 5(a).

(i) Exclusivity.  From the date hereof until the Closing Date, neither the Company nor the Sellers will (or will cause or permit any of its respective stockholders, directors, officers, Affiliates or representatives to) directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of all or substantially all of the capital stock or assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Company and the Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

(j) Notification.  From the date of this Agreement until the Closing Date, (i) the Company and the Sellers will give the Buyer prompt written notice (a “Company Disclosure Supplement”) upon becoming aware of any event or circumstance occurring or arising either prior to (and previously undisclosed) or after the date hereof (such event or circumstances, occurring or arising after the date hereof, a “Company Post-Signing Supplement”) that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Company’s or the Sellers’ representations and warranties or a breach or nonfulfillment of any covenant or agreement of the Company or any of the Sellers set forth in this Agreement and (ii) the Buyer will give the Company and the Sellers prompt written notice upon (a “Buyer Disclosure Supplement”) becoming aware of any event or circumstance occurring or arising either prior to (and previously undisclosed) or after the date hereof (such event or circumstances, occurring or arising after the date hereof, a “Buyer Post-Signing Supplement”) that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Buyer’s or the Merger Sub’s representations and warranties or a breach or nonfulfillment of any covenant or agreement of the Buyer or the Merger Sub set forth in this Agreement; provided, however, that, subject to the following sentence, in each case, no such disclosure will be deemed to prevent or cure any such breach of, inaccuracy in or nonfullfillment of, amend or supplement any disclosure schedule to, or otherwise disclose any exception to, any of the representations, warranties, covenants and agreements set forth in this Agreement.  In the event that no later than five (5) Business Days prior to the Closing Date (i) the Buyer receives any Company Disclosure Supplement that gives rise to a right to terminate this Agreement pursuant to Section 10(d)(vi) or (ii) the Sellers and the Company receive any Buyer Disclosure Supplement that gives rise to a right to terminate this Agreement pursuant to Section 10(d)(vii), and such Person, as applicable, elects not to so terminate, such Person shall be deemed to have waived its right pursuant to Section 10 relating to the matters expressly specified in such Company Disclosure Supplement or Buyer Disclosure Supplement, as applicable, and such Company Disclosure Supplement or Buyer Disclosure Supplement, as applicable, shall be deemed to amend the Schedules to this Agreement; provided, however, that no waiver shall deemed to have been made with respect to any claims that arise from or are the subject of matters that are not expressly specified in such Company Disclosure Supplement or Buyer Disclosure Supplement, as applicable.

(k) Access.  From the date of this Agreement until the Closing Date, the Company will permit the Buyer, Merger Sub and their respective Representatives to have full access (at reasonable times and upon reasonable notice) to all officers of the Company and to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Company and make copies of such books, records, contracts, data, information and documents as the Buyer, Merger Sub and their respective Representatives may reasonably request.  In the event the Closing does not occur, for whatever reason, the Buyer and the Merger Sub shall return all information provided by the Company or its agents pursuant to the terms of the Confidentiality Agreement.

(l) Subsequent Matters.  The Company shall keep the Buyer informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than communications in the Ordinary Course of Business which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company, and shall reasonably cooperate with the Buyer and its members, representatives and Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with Governmental Authorities and  coordinating and providing assistance in meeting with regulators).

(m) Further Assurances.  The Company and Sellers shall, from time to time, at the request of the Buyer, and without further expense to the Buyer, take such actions and/or execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as the Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby.

(n) Certain Items Immediately Prior to the Effective Time.  Immediately prior to the Effective Time, the following shall be deemed to occur (without any further action by any of the Sellers):

(i) The Shareholders Agreement dated November 26, 2007 between Sites and Hotwell Austria shall be terminated; and

(ii) All Debt owed by the Company to any of the Sellers or their affiliates shall be deemed to have been contributed to the equity of the Company (without further issuance of shares by the Company) such that the Company shall have no liabilities to the Sellers or their Affiliates for such Debt.

10. Conditions Precedent; Termination.

(a) Conditions Precedent to Obligations of Both Parties.  The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the following condition:  that no Governmental Authority shall have issued any Order or taken any other action (which Order the Parties hereto shall use their Commercially Reasonable Efforts to lift), in each case restraining, enjoining or otherwise prohibiting (whether temporarily or permanently) the transactions contemplated by this Agreement.

(b) Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of the Buyer and the Merger Sub to effect the Merger under this Agreement are subject, in the discretion of the Buyer and the Merger Sub, to the satisfaction at or prior to the Closing of each of the following conditions:

(i) Accuracy of Representations and Warranties.  All representations and warranties of the Company and the Sellers contained herein or in any certificate or other document delivered to the Buyer pursuant hereto, shall be true and correct in all respects (in the case of any such representation and warranty that contains any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any such representation and warranty that does not contain any materiality or Material Adverse Effect qualification) at and as of the Closing, with the same force and effect as though made at and as of the Closing (except for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) Performance of Agreements.  The Company and the Sellers shall have performed (or caused the Company to perform), in all material respects, all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing, including, without limitation, the delivery of the items set forth in Section 5 hereof.

(iii) Officers’ Certificate.  The Buyer shall have received a certificate, dated the Closing Date, signed by an authorized officer of the Company and the Sellers to the effect that the conditions specified in Section 10(b)(i) and Section 10(b)(ii) have been fulfilled.

(iv) Receipt of Licenses, Permits and Other Consents.  The Buyer shall have received evidence, in form and substance reasonably satisfactory to its counsel, that all licenses, Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Authorities and parties to contracts relating to the operation of the Business or necessary to permit or effect the consummation of the transactions contemplated hereby have been obtained.

(v) Actions and Proceedings.  All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been reasonably satisfactory to, and approved by counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

(vi) Material Adverse Effect.  Since the date hereof, there shall not have occurred any Material Adverse Effect.

(c) Conditions Precedent to the Obligations of Company and the Sellers.  The obligations of the Company and the Sellers to effect the Merger under this Agreement are subject, in the discretion of the Company and the Sellers, to the satisfaction at or prior to the Closing of each of the following conditions:

(i) Accuracy of Representations and Warranties. All representations and warranties of the Buyer and the Merger Sub contained herein or in any document or certificate delivered to the Company pursuant hereto shall be true and correct in all respects (in the case of any such representation and warranty that contains any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any such representation and warranty that does not contain any materiality or Material Adverse Effect qualification) at and as of the Closing, with the same force and effect as though made at and as of the Closing (except for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) Performance of Agreements. The Buyer and the Merger Sub shall have performed all obligations and agreements in all material respects, and complied with all covenants and conditions in all material respects, contained in this Agreement to be performed or complied with by it prior to or at the Closing, including, without limitation, the delivery of the items set forth in Section 6 hereof.

(iii) Officers’ Certificate.  The Company shall have received a certificate dated the Closing Date of an authorized officer of the Buyer to the effect that the conditions specified in Section 10(c)(i) and Section 10(c)(ii) above have been fulfilled.

(d) Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of the Parties;

(ii) by either the Buyer (on behalf of Buyer and Merger Sub) or the Company (on behalf of the Company and the Sellers) if a final nonappealable Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

(iii) by either the Buyer (on behalf of Buyer and Merger Sub) or the Company (on behalf of the Company and the Sellers) if the Closing shall not have occurred on or before 5:00 p.m. Chicago time, on January 31, 2009 (the “Drop Dead Date”); provided, that the right to terminate this Agreement under this Section 10(d) shall not be available to the Buyer if the Buyer’s or Merger Sub’s failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Company if the Company’s or the Sellers’ failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iv) by the Company (on behalf of the Company and the Sellers) if (1) any of the representations and warranties of the Buyer or Merger Sub contained in this Agreement, or in any certificate or other document delivered to the Company pursuant hereto, shall fail to be true and correct such that the condition set forth in Section 10(c)(i) would not be satisfied or (2) the Buyer or Merger Sub shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 10(c)(ii) would not be satisfied, (in either case, other than as a result of a material breach by the Company or the Sellers of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of ten (10) days after the Buyer or Merger Sub has received written notice from the Company of the occurrence of such failure or breach (provided, that in no event shall such ten (10) day period extend beyond the Drop Dead Date);

(v) by the Buyer (on behalf of Buyer and Merger Sub) if (1) any of the representations and warranties of the Company or the Sellers contained in this Agreement, or in any certificate or other document delivered to the Buyer or the Merger Sub pursuant hereto, shall fail to be true and correct such that the condition set forth in Section 10(b)(i) would not be satisfied or (2) the Company or the Sellers shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 10(b)(ii) would not be satisfied, (in either case, other than as a result of a material breach by the Buyer or Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of ten (10) days after the Company has received written notice from the Buyer or Merger Sub of the occurrence of such failure or breach (provided, that in no event shall such ten (10) day period extend beyond the Drop Dead Date);

(vi) by the Buyer (on behalf of Buyer and Merger Sub) by giving written notice to the Company at any time prior to the Closing in the event the Company or the Sellers have within the then-previous five (5) Business Days given the Buyer any Company Disclosure Supplement pursuant to Section 9(j) and such proposed Company Disclosure Supplement is necessary to cure any breach of any representation or warranty of the Company or the Sellers contained in this Agreement that would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 10(b)(i); or

(vii) by the Company (on behalf of the Company and the Sellers) by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has within the then-previous five (5) Business Days given the Company any Buyer Disclosure Supplement pursuant to Section 9(j) and such proposed Buyer Disclosure Supplement is necessary to cure any breach of any representation or warranty of the Buyer or the Merger Sub contained in this Agreement that would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 10(c)(i); or

Any Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties.

(e) Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10(d), this Agreement (other than the provisions of this Section 10(e) and Section 7(x), Section 8(d), Section 9(a), Section 9(d), Section 11, Section 12, and Section 18 which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party prior to such termination; provided however, there shall be no Liability associated with a Company Post-Signing Supplement or a Buyer Post-Signing Supplement.

11. Indemnification.

(a) Indemnification of Buyer and Surviving Corporation.  Subject to the provisions of this Section 11, the Sellers shall indemnify and hold the Buyer and its directors, stockholders, employees, agents, successors, Affiliates and assigns and, after the Closing, the Surviving Corporation (“Buyer Indemnified Parties”) harmless from and against all Losses suffered or incurred by any Buyer Indemnified Party based upon, arising out of or otherwise in respect of:

(i) any breach of or inaccuracy in any representation or warranty of the Company or the Sellers in this Agreement or in any other Transaction Document furnished to the Buyer under this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect” or similar defined term, were deleted therefrom);

(ii) any breach or nonfulfillment of any covenant or agreement of the Company or the Sellers in this Agreement or in any other Transaction Document furnished to the Buyer under this Agreement;

(iii) fraud, fraud in the inducement or intentional misrepresentation of the Company or the Sellers; and

(iv) the failure to obtain any of the third party consents identified on Schedule 5(a) (the foregoing, together with the damages described in Section 11(a)(i), Section 11(a)(ii), and Section 11(a)(iii) are hereinafter referred to collectively as “Buyer Losses”).

(b) Indemnification of Sellers.  Buyer shall indemnify and hold the Sellers harmless from and against all Losses suffered or incurred by any Seller based upon, arising out of or otherwise in respect of:

(i) any breach of or inaccuracy in any representation or warranty of the Buyer or the Merger Sub set forth in this Agreement or in any other Transaction Document furnished to the Sellers under this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect” or similar defined term, were deleted therefrom);

(ii) any breach or nonfulfillment of any covenant or agreement of the Buyer or the Merger Sub in this Agreement or in any other Transaction Document furnished to the Sellers under this Agreement; and

(iii) fraud, fraud in the inducement or intentional misrepresentation of the Buyer or Merger Sub (the foregoing, together with the Losses described in Section 11(b)(i) and Section 11(b)(ii), are hereinafter referred to collectively as “Seller Losses”).

(c) Defense of Third Party Claims.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any claim by such third party (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”), then the Indemnified Party shall give a Notice of Claim (as such term is defined in Section 11(e) hereof) to the Indemnifying Party promptly after receipt of notice of the Third Party Claim; provided, however, that failure to give such Notice of Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii) The Indemnifying Party may assume and control the defense of such Third Party Claim so long as (a) the Indemnifying Party gives notice of its intention to so assume and control the defense thereof to the Indemnified Party within twenty (20) days of the receipt of the notice contemplated by Section 11(c)(i) that it will indemnify the Indemnified Party against the Third Party Claim, (b) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (c) the Indemnified Party has not been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (d) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (e) a settlement of or an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, and in good faith.  In the event the Indemnifying Party so assumes the defense thereof, the Indemnifying Party shall have the right to settle and compromise such Third Party Claim on terms which are judged reasonable by the Indemnifying Party and such settlement and compromise shall be binding upon the Indemnified Party and the Indemnifying Party for purposes of indemnification under this Agreement; provided, however, that (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (ii) the Indemnified Party, at its sole cost and expense for which it shall not be entitled to any indemnification hereunder, may participate in the defense of such Third Party Claim with co-counsel of its choice (provided, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim) and (iii) the Indemnifying Party shall not consent to the entry of any judgment with respect to the Third Party Claim or enter into any settlement with respect to the Third Party Claim unless (A) such settlement includes a provision whereby the plaintiff or claimant asserting the Third Party Claim releases the Indemnified Party from all Liability arising out of, relating to, in connection with or with respect thereto (pursuant to an unconditional and full release reasonably acceptable to the Indemnified Party’s counsel) and the Indemnified Party shall have been held harmless against or indemnified for all amounts agreed to be paid, and all amounts paid, in such settlement, (B) there is no finding or admission of any violation of law or any violation of the rights of any Person and there is no effect on any other claims that may be made against the Indemnified Party, (C) the sole relief of the claimant provided is monetary damages that are paid in full by the Indemnifying Party and (D) the claim does not relate to Taxes or is covered by the insurance policies of the Indemnified Party.  The Indemnified Party shall reasonably cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it.  If a suit, action or proceeding involves a matter solely of concern to the Indemnified Party in addition to a Third Party Claim for which indemnification under this Section 11 is being sought, such additional matter shall be within the sole responsibility of the Indemnified Party and its counsel. If the Indemnifying Party does not elect to defend a Third Party Claim within twenty (20) days after notice thereof (or any of the conditions set forth in clauses (a) through (f) in this Section 11(c)(ii) is or becomes unsatisfied), the Indemnified Party may defend and/or settle such Third Party Claim in such manner as it deems appropriate; provided, the Indemnifying Party shall be deemed to have irrevocably waived any objection which it might otherwise have regarding the manner in which such Third Party Claim is so defended and/or settled; provided, however, (a) that the Indemnified Party shall not, without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, delayed or conditioned), settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim for which the Indemnifying Party shall have a Liability under this Agreement, and (b) the failure of the Indemnifying Party to elect to defend such Third Party Claim shall not subject the Indemnifying Party to Liability with respect to such Third Party Claim unless it is determined, whether by adjudication, settlement or otherwise, the Indemnifying Party is responsible to indemnify the Indemnified Party pursuant to this Section 11.

(d) Other Claims.  In the event the Indemnified Party shall claim that it is entitled to be indemnified pursuant to the terms of this Section 11 other than with respect to a Third Party Claim, the Indemnified Party shall give a Notice of Claim promptly after the Indemnified Party becomes aware of such claim or of any event or circumstances which may reasonably be expected to result in such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  If the Indemnifying Party agrees with such claim for indemnification, it shall remit payment for the amount of such claim promptly after receipt from the Indemnified Party of the Notice of Claim and the determination of the agreed upon amount of the Buyer Losses or the Seller Losses, as the case may be, with respect thereto.  In the event of a dispute, the Indemnified Party and the Indemnifying Party shall proceed in good faith and attempt to negotiate a resolution of such dispute.

(e) Notice of Claim.  Each “Notice of Claim” hereunder shall be in writing and (i) shall specify the breach of warranty or misrepresentation set forth in this Agreement or any other Transaction Document furnished under this Agreement or any other basis for indemnification hereunder claimed by the Indemnified Party, (ii) shall describe in reasonable detail such Third Party Claim if such Notice of Claim is being given with respect to a Third Party Claim and (iii) shall specify the Buyer Losses or the Seller Losses, as the case may be, incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification specified in the Notice of Claim.  If such Buyer Losses or such Seller Losses, as the case may be, are liquidated in amount, the Notice of Claim shall so state and such amount shall be deemed the amount of the claim of the Indemnified Party.  If such Buyer Losses or such Seller Losses, as the case may be, are not liquidated in amount, the Notice of Claim shall so state and, in such event, a claim shall be deemed asserted against the Indemnifying Party by the Indemnified Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

(f) Survival.  The representations and warranties contained in of this Agreement shall survive the Closing for two (2) years; provided however, the representations and warranties set forth in Section 7(f), Section 7(i), Section 7(r) and Section 7(s) (collectively, “Specific Representations”) shall survive until sixty (60) days after the expiration of the applicable statutes of limitations (taking into account any tolling periods and other extensions) and the representations and warranties set forth in Section 7(a)(i), Section 7(a)(ii), Section 7(a)(iii)(1), Section 7(c), Section 7(x), Section 8(a), Section 8(b), Section 8(c)(i) and Section 8(d) (collectively, “Fundamental Representations”) shall survive without limitation; and provided, further, that all covenants and agreements set forth in this Agreement or in any other Transaction Document furnished to the Buyer or the Sellers under this Agreement shall survive the Closing and remain in full force and effect indefinitely, subject to applicable statutes of limitation.  In the event a claim for indemnification relative to any breach of any warranty or misrepresentation is asserted in accordance with this Section 11 prior to the expiration of the survival period applicable to such warranty or representation set forth above, such claim and any corresponding indemnity shall survive until finally determined by the Parties or litigation in an appropriate court of competent jurisdiction.

(g) No Circular Recovery.  Notwithstanding anything to the contrary in this Agreement, the Sellers hereby agree that it will not make any claim for indemnification against any Buyer Indemnified Party by reason of the fact that any Seller was a controlling person, director, employee or representative of the Company with respect to any claim brought by a Buyer Indemnified Party against the Sellers relating to this Agreement or any of the transactions contemplated hereby or that is based on any facts or circumstances that form the basis for an indemnification claim by a Buyer Indemnified Party hereunder.

(h) Restrictions.  Neither the Buyer Indemnified Parties nor the Sellers, as applicable, shall be entitled to recover under Section 11:

(i) until the total amount which the Buyer Indemnified Parties or the Sellers, as applicable, would recover under Section 11, but for this Section 11(j)(i), exceeds Thirty Thousand Dollars ($30,000) (the “Basket”), and then the Buyer Indemnified Parties or the Sellers, as applicable, shall be entitled to recover only the excess over the Basket;

(ii) to the extent the aggregate indemnification obligations of the Buyer or the Sellers, as applicable, under Section 11 exceeds Five Million Dollars ($5,000,000) (the “Cap”) (provided that each Seller’s indemnification obligations shall be limited to the product of (A) the percentage of Buyer’s Common Stock such Seller receives as set forth on Schedule 3 divided by the aggregate shares of Buyer’s Common Stock received by all of the Sellers and (B) $5,000,000);

provided, however, that, with respect to Section 11(h)(i) and Section 11(h)(ii), any Losses incurred by a Buyer Indemnified Party or a Seller, as applicable, based upon, arising out of or otherwise in respect of (i) a breach of or inaccuracy in any of the Fundamental Representations or Specific Representations, or (ii) any fraud, fraud in the inducement or intentional misrepresentation shall not be subject to the Basket or the Cap.

12. Expenses.  The Parties shall pay their own expenses, including accountants’ and attorneys’ fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement; provided however, if this Agreement is terminated in accordance with the provisions herein, the Buyer shall reimburse the Sellers for the cost of the annual audit of its financial statements, which Buyer required Seller to undertake.

13. Notices.  All notices under this Agreement shall be in writing and shall be (a) delivered in person, (b) sent by telecopy or e-mail, or (c) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as follows:

If to the Company or the Sellers:
Joseph Sites
2315 Route 66
Delmont, Pennsylvania 15626
Facsimile:
E-mail:

And

Hotwell Ges.m.b.H
Hotwell Handelsgesellshaft MBH
Odenburgerstrasse 6,
7013 Klingenbach
Attention: Mijo Novak
E-mail: m.novak@hotwell.at

And

NPS Bahrain
NPS Bahrain for Oil and gas Well Services W.L.L
Dipl Area, Flat 62, Building 315, Road 1705, Block 317
Manama, Kingdom of Bahrain
Attention: Mr Abdulaziz Al Dolaimi.
E-mail: abdulaziz@npsintl.com

If to Buyer or Merger Sub:
Capital City Energy Group, Inc.
8351 North High Street, Suite 101
Columbus, Ohio 43235
Attn:  Timothy W. Crawford
Facsimile: (614) 310-1610
E-mail: tcrawford@capcityenergy.com
With copy to:
Kelley Drye & Warren LLP
333 W. Wacker, Suite 2600
Chicago, Illinois  60606
Attn:  Timothy R. Lavender
Facsimile:  (312) 857-7095
E-mail:  tlavender@kelleydrye.com

or to any other address, telecopy number, or e-mail as such party shall designate in a written notice to the other.  All notices sent pursuant to the terms of this Section 14 shall be deemed received (a) if personally delivered, then on the date of delivery; (b) if sent by telecopy or e-mail before 2:00 p.m. local time of the recipient, on the day sent if a Business Day or if such day is not a Business Day or if sent after 2:00 p.m. local time of the recipient, then on the next Business Day; (c) if sent by overnight, express carrier, on the next Business Day immediately following the day sent; or (d) if sent by registered or certified mail, on the earlier of the third (3rd) Business Day following the day sent or when actually received.  Any notice by telecopy or e-mail shall be followed by delivery of a copy of such notice on the next Business Day by overnight express carrier or by hand.

14. Definitions.  For purposes of this Agreement, the following terms have the meaning set forth below.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (c)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time.

“Agreement” has the meaning set forth in the opening paragraph hereof.

“Assets of the Business” means all of the assets of the Company used by the Company in connection with the operation of the Business or otherwise owned by the Company.

“Basket” has the meaning set forth in Section 11(h).

“Benefit Plans” has the meaning set forth in Section 7(m)(v).

“Business” means the business currently or proposed to be conducted by the Company as of the date hereof, including, without limitation, remote tank monitoring and telemetry.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Buyer” has the meaning set forth in the opening paragraph hereof.

“Buyer Disclosure Supplement” has the meaning set forth in Section 9(j).

“Buyer Indemnified Parties” has the meaning set forth in Section 11(a).

“Buyer Losses” has the meaning set forth in Section 11(a)(iv).

“Buyer Post-Signing Supplement” has the meaning set forth in Section 9(j).

“Cap” has the meaning set forth in Section 11(h).

“Certificate” has the meaning set forth in Section 1(f)(ii).

“Certificate of Merger” has the meaning set forth in Section 1(c).

“Closing” has the meaning set forth in Section 1(b).

“Closing Date” has the meaning set forth in Section 1(b).

“Closing Price” shall be equal to the closing price of Buyer’s Common Stock at the close of business on the Closing Date.

“Code” has the meaning set forth in Section 7(r)(v).

“Collective Bargaining Agreements” has the meaning set forth in Section 7(q)(i).

“Commercially Reasonable Efforts” means the efforts that a commercially reasonable and prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, including the incurrence of reasonable expenditures or Liabilities by such Person.

“Company” has the meaning set forth in the opening paragraph hereof.

“Company Common Shares” has the meaning set forth in Section 1(f).

“Company Disclosure Supplement” has the meaning set forth in Section 9(j).

“Company Post-Signing Supplement” has the meaning set forth in Section 9(j).

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for contractual obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“DGCL” has the meaning set forth in Section 1(a).

“Disclosed Contract” has the meaning set forth in Section 7(m).

“Drop Dead Date” has the meaning set forth in Section 10(d)(iii).

“Effective Time” has the meaning set forth in Section 1(c).

“Environmental, Health, and Safety Requirements” has the meaning set forth in Section 7(s)(i).

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” has the meaning set forth in Section 7(r)(v).

“Existing Customer” means any distributor or customer of the Company (or the Surviving Corporation after the Effective Time) as of date hereof or at any time during the five (5) year period from and after the Closing Date.

“Financial Statements” has the meaning set forth in Section 7(d).

“Fundamental Representations” has the meaning set forth in Section 11(f).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of any applicable financial statement or calculation.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hotwell Austria” has the meaning set forth in the opening paragraph hereof.

“Inbound IP Agreement” has the meaning set forth in Section 7(k)(ii).

“Indemnified Party” has the meaning set forth in Section 11(c)(i).

“Indemnifying Party” has the meaning set forth in Section 11(c)(i).

“Intellectual Property” has the meaning set forth in Section 7(k)(i).

“Knowledge of the Company” means the actual knowledge of the Sellers after reasonable investigation.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liens” means any mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions with respect to, or conditions governing the use, construction, voting (in the case of any Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys’ fees and disbursements, calculated after taking into account any insurance recoveries and net tax benefit from such Loss.

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets of the Business or condition (financial or otherwise) of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets of the Business or condition (financial or otherwise) of the Company, taken as a whole, other than as a result of (i) events, changes, developments, conditions or circumstances that effect the economy generally, (ii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States or (iii) general changes within the industry in which the Company operates; provided, however, that in clauses (i), (ii) and (iii) above, that the Company is not disproportionately affected thereby as compared to other businesses in the industry in which the Company competes.

“Merger” has the meaning set forth in the recitals hereof.

“Merger Consideration” has the meaning set forth in Section 3.

“Merger Sub” has the meaning set forth in the opening paragraph hereof.

“Most Recent Balance Sheet” has the meaning set forth in Section 7(d).

“Net Assets” shall mean total assets less total Liabilities of the Company as of 11:59 p.m. Chicago time on the Business Day immediately preceding the Closing Date.

“NLRB” has the meaning set forth in Section 7(q)(i).

“Notice of Claim” has the meaning set forth in Section 11(e).

“NPS” has the meaning set forth in the opening paragraph hereof.

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Ordinary Course of Business” shall mean an action taken by a Person if such action is in the ordinary course of such Person’s business and consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or certificate of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property” has the meaning set forth in Section 7(k)(iv).

“Parties” has the meaning set forth in the opening paragraph hereof.

“Permits” means all franchises, approvals, permits, licenses, Orders, registrations, certificates, variances and similar rights obtained from Governmental Authorities.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means the manufacturing equipment owned or leased by, in the possession of, or used by the Company and each other tangible asset owned or leased by, in the possession of, or used by the Company.

“Pro Rata Share” means, with respect to each holder of Certificates of Company Common Shares, a percentage, the numerator of which is the number of Company Common Shares held by such holder and the denominator of which is the aggregate outstanding Company Common Shares.

“Real Property Leases” has the meaning set forth in Section 7(j).

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities” means the outstanding Equity Interests of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations and rules issued pursuant thereto.

“Sellers” has the meaning set forth in the opening paragraph.

“Sellers Losses” has the meaning set forth in Section 11(b)(iii).

“Sites” has the meaning set forth in the opening paragraph hereof.

“Specific Representations” has the meaning set forth in Section 11(f).

“Subsidiary” and “Subsidiaries” means, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities (a) of which or in which such Person owns, directly or indirectly, such number of outstanding equity securities as have (i) more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity or (ii) the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body or otherwise having the power to direct the business and policies of that corporation or other Person, in each case, irrespective of whether, at the time, the Equity Interests have such power only upon the happening of a contingency that has not occurred or (b) of which such specified Person will, directly or indirectly, be a general partner, managing member or joint venturer.

“Surviving Corporation” has the meaning set forth in Section 1(a).

“Tax” or “Taxes” means (a) any and all Federal, state, local or non-U.S. taxes, however denominated, the liability for which is imposed by law, contractual agreement or otherwise with a Governmental Authority, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add-on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, retailers’ occupation, stamp, natural resources, environmental, real property, personal property, custom, duty, transfer, recording, escheat, registration, documentation, leasing, insurance, social security, employment, severance, workers’ compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties, fees, charges, levies, assessments, duties, tariffs, imposts or additions to Tax that may become payable in respect thereof, in each case whether disputed or not, and (b) any liability in respect of such amounts arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another person or by contract.

“Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party Claim” has the meaning set forth in Section 11(c)(i).

“Transaction Documents” means this Agreement and any other agreements, certificates, instruments, statements, schedules, exhibits or documents entered into or delivered pursuant to this Agreement.

15. Complete Agreement.  This Agreement and the other agreements executed pursuant thereof are complete and all understandings and agreements with reference thereto have been expressed herein or in the exhibits hereto and this Agreement supersedes any other prior agreements, if any, between the parties hereto with respect to the transaction contemplated hereby.

16. Assignability.  This Agreement shall not be assignable by any Party without the prior written consent of the other Party; provided, that the Buyer may assign its rights hereunder to one or more of its Affiliates with prior written notice to the Company and the Sellers.

17. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. Governing Law; Venue.  This Agreement and the rights of the parties shall be governed and construed in accordance with the laws of the State of Delaware without reference to conflict of law provisions or any other provisions which would result in the application of the laws of any jurisdiction other than the State of Delaware.  The Parties agree that any action brought by any Party to interpret or enforce any provision of this Agreement shall be brought in, and each Party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court in Delaware.

19. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement, and the signature of any Party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

20. Headings; Use of Certain Words.  The captions of the various article and section headings of this Agreement have been inserted only for convenience of reference and shall not be deemed to be part of this Agreement or modify, explain, enlarge or restrict any of the provisions of this Agreement.

21. Amendments.  This Agreement may be amended only by a writing executed by the Parties hereto.

22. Waivers.  Except as otherwise provided herein, any party may waive in writing compliance by any of the other Parties hereto (to the extent such compliance is for the benefit of the Party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by law).  Any waiver by any Party of any violation of, breach of, or default under, any provision of this Agreement by any other Party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

23. Remedies Not Exclusive.  Subject to the limitations set forth in Section 32 with respect to the remedy of specific performance (which may only be obtained in accordance with such Section), no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or hereafter existing at law or in equity or by statute or otherwise.  No remedy shall be deemed to be a limitation on the amount or measure of damages resulting from any breach of this Agreement.  The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

24. Schedules and Exhibits.  The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

25. Gender and Number.  The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

26. Construction.  The Parties hereto acknowledge that each Party was represented (or had the opportunity to be represented) by legal counsel in connection with this Agreement, the exhibits hereto and the transactions contemplated by this Agreement and that each of them and its counsel have reviewed this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or any exhibits hereto or thereto.

27. No Third Party Beneficiary.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.  Nothing herein shall be deemed to confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.  Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

28. Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

29. Specific Performance. The Parties acknowledge and agree that the Company and the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated by a Party.  Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each of the Parties further agree that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement and Plan of Merger was executed on the date first above written

Buyer:	Capital City Energy Group, Inc. By: /s/ Timothy W. Crawford Name: Timothy W. Crawford Its: Chief Executive Officer

Merger Sub:	Hotwell Acquisition Corporation By: /s/ Timothy W. Crawford Name: Timothy W. Crawford Its: Chief Executive Officer

Company:	Hotwell Services, Inc. By: /s/ Joseph Sites Name: Joseph Sites Its: President

Sellers:	Joseph Sites

Hotwell Ges.m.b.H By: /s/ A. Aziz M. Aldelaimi Name: A. Aziz M. Aldelaimi Its: Chairman

NPS Bahrain By: /s/ A. Aziz M. Aldelaimi Name: A. Aziz M. Aldelaimi Its: Chairman

Index of Exhibits and Schedules Omitted pursuant to Regulation S-K, Item 601(b)(2)

Exhibit A – Certificate of Incorporation of Hotwell Services, Inc.
Exhibit B – Bylaws of Hotwell Services, Inc.
Schedule 3 – Merger Consideration
Schedule 5(a) – Consents
Schedule 7(a) – Jurisdictions
Schedule 7(c) – Capitalization
Schedule 7(d) – Financial Statements
Schedule 7(e) – Subsequent Events
Schedule 7(f) – Undisclosed Liabilities; Debt
Schedule 7(h) – Assets
Schedule 7(i) – Taxes
Schedule 7(j) – Real Property
Schedule 7(k) – Intellectual Property
Schedule 7(m) – Contracts
Schedule 7(n) – Notes and Accounts Receivable
Schedule 7(o) – Insurance
Schedule 7(p) – Litigation and Related Matters
Schedule 7(q) – Employees
Schedule 7(r) – Employee Benefits
Schedule 7(s) – Environmental
Schedule 7(t) – Customers and Suppliers
Schedule 7(v) – Certain Business Relationships
Schedule 7(x) – Brokers

The Company agrees to furnish supplementally a copy of such schedules to the Securities and Exchange Commission upon request.